Exhibit 99.1
Joint Filing Agreement
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting persons of a statement on Schedule 13D (including any amendments thereto) with respect to the Common Stock of First Industrial Realty Trust, Inc. and that this Agreement be included as an Exhibit to such joint filing.
This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 16th day of August, 2011.

/s/ Jay H. Shidler

Jay H. Shidler

SHIDLER EQUITIES L.P.

	By:	Shidler Equities Corp.

	By:	/s/ Jay H. Shidler Jay H. Shidler
President

SHIDLER EQUITIES CORP.

By:	/s/ Jay H. Shidler

Jay H. Shidler
President

HOLMAN/SHIDLER INVESTMENT CORPORATION

By:	/s/ Jay H. Shidler

Jay H. Shidler
Vice President, Secretary and Treasurer